ELECTRO-SENSORS, INC.   6111 Blue Circle Drive   Minnetonka, Minnesota  55343   (952) 930-0100

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2001

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Electro-Sensors, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 25, 2001, at 2:00 pm, local time, and at all adjournments thereof. The mailing address of the principal executive office of the Company is 6111 Blue Circle Drive, Minnetonka, Minnesota 55343. This Proxy Statement, the related Proxy and Notice of Annual Meeting are first being mailed to shareholders on or about March 26, 2001.

Any shareholder giving a proxy may revoke it at any time prior to its use at the meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a new written proxy with an officer of the Company. Personal attendance at the meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a subsequent proxy is delivered to an officer before the revoked or superseded proxy is used at the meeting.

Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

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OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed March 16, 2001 as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders of record on such date will not be allowed to vote at the Annual Meeting. At the close of business on March 16, 2001, 3,118,932 shares of the Company's Common Stock, par value $0.10, were issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company entitled to vote at the Annual Meeting and such 3,118,932 shares are the only shares which may be voted. Each share of Common Stock is entitled to one vote. Holders of Common Stock are not entitled to cumulative voting rights.

SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table contains information as of March 16, 2001, concerning the beneficial ownership of Common Stock of the Company by each person known to the Company to be the beneficial owner of five percent (5%) or more of the Company's Common Stock, by each executive officer of the Company named in the Summary Compensation Table, by each director and nominee director of the Company, and by all directors and executive officers of the Company as a group :

Name and Address	Number of Shares	Percent
of Beneficial Owner	Beneficially Owned	of Class

Peter R. Peterson	1,816,421	(2)	39.0%
6111 Blue Circle Drive
Minnetonka, MN 55343

Jean C. Slattery	218,150	(3)	7.0%
4378 Mackey Avenue
Minneapolis, MN 55424

Bradley D. Slye	106,299	(4)	3.4%
6111 Blue Circle Drive
Minnetonka, MN 55343

John S. Strom	19,500	(5) (8)	*
5005 Arden Avenue
Edina, MN 55424

Joseph A. Marino	11,000	(6) (8)	*
501 E Highway 13, #108
Burnsville, MN 55337

Geoffrey W. Miller	4,000	(7) (8)	*
4040 Orleans Lane N
Plymouth, MN 55441

Officers and Directors as a Group	1,921,868	(9)	43.5%

(*indicates ownership of less than one percent)

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(1) Unless otherwise indicated, each person named or included in the group has the sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned by him/her.

(2) Includes 4,500 shares held by Mr. Peterson's wife, 5,980 shares held by the ESOP for the account of Mr. Peterson, and 22,500 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of March 16, 2001.

(3) Includes 51,175 shares held by the estate of James P. Slattery and 21,274 shares held by the Company's ESOP for the account of Mr. Slattery's estate. Jean C. Slattery is the personal representative of such estate.

(4) Includes 5,190 shares held by Mr. Slye's wife, 8,638 shares held by the ESOP for the account of Mr. Slye, and 10,000 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of March 16, 2001.

(5) Includes 19,500 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of March 16, 2001.

(6) Includes 10,500 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of March 16, 2001.

(7) Includes 4,000 shares purchasable upon exercise of options presently exercisable or exercisable within 60 days of March 16, 2001.

(8) Does not include 2,000 shares, which become purchasable on the date of the Annual Meeting pursuant to an automatic option grant under the Company's 1997 Stock Option Plan.

(9) Includes 66,500 shares that may be purchased by officers and directors upon exercise of options presently exercisable or exercisable within 60 days of March 16, 2001, and 14,618 shares allocated to officers accounts under the ESOP.

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ELECTION OF DIRECTORS
(Proposals #1 and #2)

General Information

The Bylaws of the Company provide that the shareholders at each annual meeting shall determine the number of directors, which shall not be less than one. The Board of Directors recommends that the number of directors be set at five and that five directors be elected at the Annual Meeting of Shareholders to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. Under applicable Minnesota law, approval of the proposal to set the number of directors at five, as well as the election of each nominee, requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the annual meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the annual meeting.

The persons named below have been nominated for election by management. All nominees are currently directors of the Company. In the absence of other instructions, each proxy will be voted for each of the following nominees. If, prior to the Annual Meeting of Shareholders, it should become known that any of the following individuals will be unable to serve as a director after the Annual Meeting by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for such substitute nominee as is selected by the Board of Directors. The Board of Directors has no reason to believe that any of the following nominees will be unable to serve.

Name and Age	Principal Occupation	Director Since

Bradley D. Slye (41)	Chairman of the Board and President of the Company	1997

Peter R. Peterson (67)	President, P.R. Peterson Co. (a venture capital firm) Secretary of the Company	1969

John S. Strom (67)	Retired	1989

Joseph A. Marino (49)	President/CEO, Applied Biometrics, Inc. (a medical equipment manufacturer)	1994
Geoffrey W. Miller (46)	VP of Operations/Finance, Amsan MN, Inc. (a distributor of janitorial supplies and equipment)	1999

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Business Experience

Mr. Slye has been the Chairman of the Board and President of the Company since January 1997. Prior to his election, Mr. Slye served the Company as a Design Engineer (1987-1990) and as Engineering Manager (1990-1997). Mr. Slye is also a director of August Technology.

Mr. Peterson has been a Director of the Company since 1969 and Secretary since 1973. Mr. Peterson is also a director of PPT Vision, Inc.

Mr. Strom, prior to his retirement in June 1994, was engaged in real estate sales, serving with Burnet Realty (1988-1992) and Scenic Point Properties (1993-1994). Prior to April 1988, he was employed at Norwest Corporation, a bank holding company. There he served as a Unit Controller, supervising retail operations for Twin Cities Norwest banks. From 1980 to 1986, he served as Senior Vice President of Administration and Chief Financial Officer for Norwest Bank, Bloomington.

Mr. Marino has been President/CEO and a director of Cardia, Inc. since September 1998. He served as President/CEO of Applied Biometrics, Inc. (1994-1999) and as President/CEO of Biomedical Dynamics (1984-1993), both medical equipment manufacturers.

Mr. Miller has been VP of Operations and Finance of Amsan MN, Inc., dba Brissman Kennedy, Inc., since April 1985.

Committee and Board Meetings

The Company's Board of Directors has an Audit Committee which reviews the scope of the independent accountants audit and considers comments by the auditors regarding internal controls and accounting procedures, and management's response to those comments. During 2000, the Audit Committee (consisting of John S. Strom, Joseph A. Marino and Geoffrey W. Miller) met twice. The Board also has a Stock Option Committee (consisting of Joseph A. Marino and John S. Strom), which administers the Company's employee stock plans. During 2000, the Stock Option Committee met twice. The Company does not have a nominating committee.

During 2000, the Board of Directors of the Company held four formal meetings. Each incumbent director attended 75% or more of the total number of meetings of the Board and of all Committees on which he served.

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Compensation of Directors

Directors who are not employees of the Company receive $1,500 per quarter for their services on the Board. In addition, under the Company's 1997 Stock Option Plan, each non-employee director is automatically granted 2,000 share options upon each election or re-election as a director by the shareholders. As of April 26, 2000 (the date of the 2000 Annual Meeting), Messrs. Strom, Marino and Miller each received an option for the purchase of 2,000 shares at an exercise price of $3.50. In October 1999, the Company ceased paying directors fees to those that are also employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation paid during each of the Company's last three fiscal years to executive officers whose salary and bonus for fiscal 2000 exceeded $100,000 .

Long-Term Compensation
Awards	Payouts
Annual Compensation
Securities
Other	Restricted	Underlying	All
Annual	Stock	Options	LTIP	Other
Name and	Salary	Bonus	Comp	Award(s)	SARs	Payouts	Comp
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)
Bradley D. Slye	2000	146,280	0	0	0	0	0	4,226
Chairman	1999	147,612	0	0	0	20,000	0	4,428
President/CEO	1998	130,271	0	0	0	0	0	8,014

(1) Amounts reflect allocations to individuals accounts of Company contributions to the ESOP and 401(k) Plan

Options/SAR Grants During 2000 Fiscal Year

No options or stock appreciation rights were granted to the named executive officers during the fiscal year ended December 31, 2000.

Aggregated Option/SAR Exercises During 2000 FY and FYE Option/SAR Values

The following table provides information related to options exercised by the named executive officers during fiscal 2000 and the number and value of options held at fiscal year end.

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Name	on Exercise	Realized($)	Unexercisable	Unexercisable(1)
Bradley D. Slye	48,000	$143,950	0/22,000	0/39,750

(1) These amounts represent the difference between the exercise price of the in-the-money options and the market price of the Company's Common Stock on December 31, 2000. The closing price of the Company's Common Stock on that day on the Nasdaq Stock Market was $4.5625. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

APPROVAL OF AUDITORS
(Proposal #3)

The Company's Board of Directors retained Schweitzer Karon & Bremer, LLC as its principal independent accountants for the fiscal year ended December 31, 2000 and has selected Schweitzer Karon & Bremer, LLC to serve as the Company's auditors for the fiscal year ending December 31, 2001. The Board of Directors desires that the selection of such auditors for the current fiscal year be submitted to the shareholders for approval. If the selection is not approved, the Board of Directors will reconsider its decision.

Representatives of Schweitzer Karon & Bremer, LLC are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement regarding financial and accounting matters of the Company, if they so desire, and will be available to respond to appropriate questions from the Company's shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders ("insiders") are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to insiders were complied with.

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ANNUAL REPORT TO SHAREHOLDERS

A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000 accompanies this Notice of Annual Meeting and Proxy Statement. No part of such Annual Report is incorporated herein and no part thereof is to be considered proxy-soliciting material.

SHAREHOLDER PROPOSALS

The Company did not receive from its shareholders any proposals for action at the meeting. Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the next annual meeting in calendar year 2002 must be received by the Company no later than November 22, 2001 to be considered for inclusion in the Company's proxy statement and related proxy for the 2002 annual meeting.

Also, if a shareholder proposal intended to be presented at the 2002 annual meeting but not included in the Company's proxy statement, and proxy is received by the Company after February 6, 2002, then management named in the Company's proxy form for the 2002 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy materials.

SOLICITATION

The cost of soliciting proxies, including the cost of preparing, assembling, and mailing the proxies and soliciting material, as well as the cost of forwarding the material to the beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

OTHER BUSINESS

Management knows of no other matters to be presented at the meeting. If any other matter properly comes before the meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

                                                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                                        Bradley D. Slye
                                                                        President

Dated:  March 26, 2001
           Minnetonka, Minnesota

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